Exhibit 99.4
AMENDMENT NO. 3
TO THE
ALLETE AND AFFILIATED COMPANIES
RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN
AS AMENDED AND RESTATED EFFECTIVE AS OF NOVEMBER 1, 2018

Pursuant to the authority retained by ALLETE, Inc. (the "Plan Sponsor") in Section 14.1 of the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan (the "Plan"), the Plan Sponsor hereby amends the Plan in the following respects:

1. Section 3.1 (h) shall be deleted and replaced with the following, effective January 1, 2020:

Sec. 3.1 (h) For purposes of sharing in BNI Energy Non-Elective Contributions under Article IV, a BNI Energy Participant shall become a Participant immediately upon becoming a Qualified Employee.

2. Section 4.11 BNI Energy Matching Contributions shall be deleted and replaced with the following, effective as of January 1, 2020:

Sec. 4.11 BNI Energy Matching Contributions. A BNI Energy Matching Contribution will be made to the BNI Energy Matching Contribution Account of each eligible BNI Energy Participant for each pay period. The amount of such BNI Energy Matching Contribution shall be 100% of the Participant’s Before Tax Contributions and Roth 401(k) Contributions during each pay period, but disregarding any Before Tax Contributions and Roth 401(k) Contributions in excess of 5% of the Participant’s Salary for the pay period, except that such BNI Energy Matching Contributions shall only be made for BNI Energy Participants whose Before Tax Contributions and Roth 401(k) Contributions is not less than 5% of the Participant’s Salary for the pay period. BNI Energy Matching Contributions under this Section 4.11 shall be paid to the Fund in cash, and shall be made as of each pay period throughout the Plan Year. Participants receiving such BNI Energy Matching Contributions shall be subject to the same requirements under the Plan as other Participants making Before Tax and/or Roth 401(k) Contributions, and receiving other matching contributions, including the requirements under Code Sections 401(m) and 401(k), and Sections 6.4 and 6.5 of the Plan.

3. Section 4.12 BNI Energy Non-Elective Contributions shall be deleted and replaced with the following, effective as of January 1, 2020:

Sec. 4.12 BNI Energy Non-Elective Contributions. A BNI Energy Non-Elective Contribution will be made to the BNI Energy Non-Elective Contribution Account of each eligible BNI Energy Participant for each Plan Year. The amount of such BNI Energy Non-Elective Contribution shall be the greater of: (i) 1.5% of the Participant’s Salary, or (ii) $1,400. BNI Energy Non-Elective Contributions under this Section 4.12 shall be paid to the Fund in cash.

4. Sec. 4.12 BNI Energy Non-Elective Contributions shall be further amended by inserting an additional paragraph, effective July 1, 2019 with respect to Non-Bargaining Unit Employees and November 16, 2019 with respect to Bargaining Unit Employees, to read as follows:

Further, effective July 15, 2019 with respect to Non-Bargaining Unit Employees and effective November 16, 2019 with respect to Bargaining Unit Employees, an additional BNI Energy Non-Elective Contribution will be made to the BNI Energy Non-Elective Contribution Account each Plan Year for each eligible BNI Energy Participant who is an Employee as of the last day of the Plan Year, or Termination of Employment, if earlier, and who is not a “Grandfathered OPEB Eligible Participant.” For this purpose, a “Grandfathered OPEB Eligible Participant” means a BNI Energy Participant who: (i) is an Employee as of July 15, 2019, (ii) has attained age 50 as of July 15, 2019, and (iii) would be credited with at least 20 years of Aggregate Continuous Service prior to such Participant attaining age 61½, if such Participant would not incur a Termination of Employment prior to attainment of age 61½. The amount of the additional BNI Energy Non-Elective Contribution for each BNI Energy Participant who is an Employee as of the last day of the Plan Year, or Termination of Employment, if earlier, and who is not a Grandfathered OPEB Eligible Participant, shall be:

Exhibit 99.4
(a) For each Participant eligible for such Contribution who has not attained age 50 as of July 15, 2019, but would be credited with at least 20 years of Aggregate Continuous Service prior to such Participant attaining age 61½, if such Participant would not incur a Termination of Employment prior attainment of age 61½, the amount of such Contribution shall be determined based on the following:

If sum of Participant’s Age and years of Aggregate Continuous Service as of July 15, 2019 is:	Amount of additional BNI Energy Non-Elective Contribution shall be:
Less than 30	4.0% of the Participant’s Salary for the preceding Plan Year
At least 30 But less than 35	4.5% of the Participant’s Salary for the preceding Plan Year
At least 35 But less than 40	5.5% of the Participant’s Salary for the preceding Plan Year
At least 40 But less than 45	6.0% of the Participant’s Salary for the preceding Plan Year
At least 45 But less than 50	6.5% of the Participant’s Salary for the preceding Plan Year
At least 50 But less than 55	7.0% of the Participant’s Salary for the preceding Plan Year
At least 55 But less than 60	7.5% of the Participant’s Salary for the preceding Plan Year
60 or Greater	8.0% of the Participant’s Salary for the preceding Plan Year

(b) Notwithstanding anything in this Section 4.12 to the contrary, for purposes of the additional BNI Energy Non-Elective Contribution described above for the 2019 Plan Year, Salary shall be based on the Participant’s Salary from January 1, 2019 through June 30, 2019.

5. This Amendment No. 3 shall be effective as of January 1, 2020, unless otherwise noted.

Employee Benefits Plan Committee

By:________________________________
Its:________________________________
Dated:_____________________________